Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of sanofi-aventis, dated February 13, 2008 (No. 333-149203), August 2, 2007 (No. 333-145074), December 21, 2006 (No. 333-139555), June 3, 2005 (No. 333-125490), December 23, 2004 (No. 333-121584 and 333-121583) and July 22, 2003 (No. 333-107238), of our reports dated March 5, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this annual report on Form 20-F for the year ended December 31, 2007.

Neuilly-sur-Seine, France

March 5, 2008

PricewaterhouseCoopers Audit

Catherine Pariset	Philippe Vogt